Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2007
— Annual Revenue of $485.6 Million —
— Adjusted Operating Cash Flow of $130.7 Million —
— Total Rooms Served Approaching 2.0 Million —
— Accelerated Integration Results in $11.2 Million in Restructuring Charges in 2007 —
     SIOUX FALLS, SD, February 20, 2008 — LodgeNet Interactive Corporation (Nasdaq:LNET) today reported annual revenue of $485.6 million, an increase of $197.4 million over 2006. The Company also reported a net loss of $(65.2) million or $(3.00) per share (basic and diluted), which includes $25.4 million of expenses for restructuring, integration, and amortization of acquired intangibles, all related to the 2007 acquisitions, and a $22.2 million one-time charge for debt refinancing. For 2007, net loss excluding the acquisition related items and the debt refinancing was $(17.6) million or $(0.81) per share.
     For the fourth quarter, revenue was $132.8 million compared to $69.6 million in the fourth quarter of 2006. LodgeNet reported a net loss of $(19.7) million or $(0.87) per share (basic and diluted) for the quarter, which included $11.8 million of expenses for restructuring, integration, and amortization of acquired intangibles. Net loss for the fourth quarter of 2007, excluding restructuring and integration expenses and amortization of acquired intangibles, was $(7.9) million or $(0.35) per share.
     The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Twelve Months Ended December 31,
	2007	2006
Total revenue	$485,588	$288,213
Operating (loss) income	$(4,237)	$26,932
Net (loss) income	$(65,172)	$1,841
Net (loss) income per common share (1)	$(3.00)	$0.10
Adjusted Operating Cash Flow (2)	$130,666	$94,105
Average shares outstanding (basic)	21,758,066	18,332,824
Average shares outstanding (diluted)	21,758,066	18,840,917

	Three Months Ended December 31,
	2007	2006
Total revenue	$132,758	$69,639
Operating (loss) income	(8,199)	5,794
Net loss	(19,702)	(122)
Net loss per common share (1)	$(0.87)	$(0.01)
Adjusted Operating Cash Flow (2)	$33,838	$21,986
Average shares outstanding (basic)	22,769,354	18,580,506
Average shares outstanding (diluted)	22,769,354	18,580,506

(1)	Based on the average shares outstanding for both basic and diluted.

(2)	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating (Loss) Income exclusive of depreciation, amortization, share-based compensation, restructuring and integration expenses and for 2006, the impact from Hurricane Katrina insurance recoveries and equipment impairment.
-more

LodgeNet Q4 2007 Earnings 2

     “2007 was a transformation year for LodgeNet, during which we transformed from a company historically focused on movies and entertainment to an organization that is now the largest provider of interactive media and connectivity solutions to the hospitality and healthcare industries”, said Scott C. Petersen, President and CEO. “Following our strategic acquisitions in the areas of interactive television, broadband Internet and advertising media, we now offer our customers an expanded suite of services and solutions that connect, inform and entertain guests and patients.”
     “Driven by our acquisitions, 2007 revenue increased 68% to $485.6 million and Adjusted Operating Cash Flow grew 39% to $130.7 million,” said Gary H. Ritondaro, Senior Vice President and CFO. “As expected, we are reporting a net loss as we were affected by acquisition, restructuring and financing-related activities. Our progress in integrating On Command into LodgeNet is running ahead of plan and as a result we recorded for 2007 restructuring expenses of $11.2 million. We made a conscious decision to accelerate the integration and closure of a warehousing and manufacturing facility and eliminated certain back office activities ahead of plan in the fourth quarter, which increased restructuring expense for the fourth quarter of 2007 by approximately $3.5 million. These activities were planned for the first quarter of 2008. In addition, we continued to make progress on bringing the revenue performance of recently acquired rooms into parity with the historical LodgeNet base and remain focused on controlling expenses and generating free cash flow.”
     “2007 was a very busy and productive year as we increased total rooms by 87%, more than doubled the digital rooms to approximately 1.5 million, doubled the number of cable programming rooms served, and increased our broadband Internet rooms by almost five fold,” continued Petersen. “This strategic transformation places us in a unique position to broaden our customer relationships and drive meaningful new revenues by selling more to our existing customers. We are committed to driving additional operational efficiencies and diversifying our revenues by focusing on delivering high-definition television, broadband Internet, and professional and advertising media solutions across our expanded customer base.”
RESULTS FROM OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 2007 VERSUS
TWELVE MONTHS ENDED DECEMBER 31, 2006
     Total revenue for 2007 was $485.6 million, an increase of $197.4 million or 68.5%, compared to 2006. The growth was primarily driven by the acquisition of On Command and StayOnline, which contributed $184.7 million to revenue.
     Guest Pay revenue, which includes guest entertainment purchases, and revenue from hotels for services such as free-to-guest television channels and broadband Internet connectivity increased $168.8 million or 60.8% to $446.2 million. On a per-room basis, monthly Guest Pay revenue was $22.59 during 2007 as compared to $23.02 for 2006. The change in per-room revenue primarily resulted from the addition of the On Command room base, which during 2007 generated $.61 of lower per room movie revenue and $1.42 of lower per room revenue from the other interactive services, primarily cable programming, versus the stand-alone LodgeNet room base.
     Consolidated movie revenue per room was $16.62 for 2007 compared to LodgeNet of $17.27 in the prior year. On a stand alone basis, the movie revenue per room from the LodgeNet and On Command room bases were $16.89 and $16.28, respectively, for 2007. Other Guest Pay revenue per room, which includes cable programming services, TV-on-demand, games and music, and broadband Internet, was $5.97 on a consolidated basis in 2007 versus $5.75 in the prior year. On a stand alone basis, Other Guest pay revenue from the LodgeNet and On Command room bases were $6.61 and $5.19, respectively, for 2007.
     Other Revenue, which includes healthcare, advertising and media services (primarily from The Hotel Network), as well as broadband and interactive television system sales, increased to $39.4 million during 2007 versus $10.8 million in 2006. The increase was a direct result of our business diversification initiatives.
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) increased $121.2 million to $253.2 million in 2007. Total direct costs were 52.1% of revenue for 2007 compared to 45.8% in 2006. The increase of 630 basis points was driven by two primary components; 1) 310 basis points were associated with our acquired broadband Internet (HSIA) business, and 2) 260 basis points were associated with the lower margins related to the On Command cable programming business. The balance of the change was from nominal increases in other direct costs.

LodgeNet Q4 2007 Earnings 3

     As a result of the acquisitions, Guest Pay operations expenses increased to $54.1 million in 2007 compared to $35.2 million in 2006. Guest Pay operations expenses included $1.6 million of integration related expenses. As a percentage of revenue, Guest Pay operations expenses were 11.1% this year compared to 12.2% in 2006. Per average installed room, operations expenses decreased to $2.71 per room per month compared to $2.92 in the prior year. Excluding integration expenses, Guest Pay operations expenses in 2007 were 10.8% of revenue and $2.61 per average installed room.
     Selling, general and administrative (SG&A) expenses increased $26.9 million as a result of the acquisitions from $29.0 million in 2006 to $55.9 million in the current year. Included within this year’s SG&A expenses were approximately $4.0 million of integration expenses. As a percentage of revenue, SG&A expenses were 11.5% (10.7% excluding integration expenses) in the current year compared to 10.1% in 2006. SG&A expenses per average installed room were $2.79 ($2.54 excluding integration expenses) in 2007 compared to $2.41 per average installed room in 2006.
     As a result of our accelerated integration activities, we incurred restructuring costs of $11.2 million during the year. The restructuring expenses were related to employee severance costs for consolidation of administrative, sales, engineering, marketing, programming and technical operations departments, consolidation of warehouse and manufacturing facilities, and consolidation of our call center operations.
     Depreciation and amortization expenses were $116.4 million in 2007. The depreciation and amortization expense included $45.1 million of depreciation related to On Command and $8.5 million of expense related to the amortization of acquired intangibles for the acquisition of StayOnline and On Command. As a percentage of revenue, depreciation and amortization expenses were 24.0% in 2007 compared to 23.0% in 2006. Excluding the amortization of acquired intangibles, depreciation and amortization was 22.2% of revenue in 2007.
     Interest expense was $41.0 million in the current year versus $25.7 million in 2006. The increase resulted from the change in outstanding long-term debt, which increased as a result of the On Command acquisition to $621.9 million at December 31, 2007 from $268.1 million in 2006. The weighted average interest rate for 2007 was 7.9% compared to 9.2% for 2006.
     As a result of factors previously described, Adjusted Operating Cash Flow, a non-GAAP measure, which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, and restructuring and integration expenses was $130.7 million compared to $94.1 million for 2006, or an increase of $36.6 million.
     Net loss was $(65.2) million for 2007 compared to a net income of $1.8 million in the prior year. Net loss per share for 2007 was $(3.00) compared to net income per share of $0.10 in 2006. The net loss includes $25.4 million of acquisition related costs for restructuring, integration, and acquired intangibles and a $22.2 million one-time charge related the debt refinancing. Net loss excluding the acquisition related items and the debt refinancing was $(17.6) million or $(0.81) per share.
     For the year, cash provided by operating activities was $58.9 million, which was reduced by $38.2 million of cash used primarily for acquisition refinancing, restructuring and integration related activities. Cash provided by operating activities, excluding the acquisition related activities, was $97.1 million. Cash used for property and equipment additions, including growth related capital was $79.1 million. In addition, cash used for the acquisition investments was $354.8 million. During 2006, cash provided by operating activities was $72.3 million while cash used for property and equipment additions was $48.3 million.
     During the year, we installed 61,788 new digital and high definition (HD) rooms and converted 83,356 rooms to either our digital or HD system as compared to 65,123 new digital rooms and 52,866 converted rooms during 2006. The average investment per newly-installed room was $399 during 2007, compared to $354 for 2006, while the average investment per converted room was $309 this year, compared to $252 in 2006. The average investment per newly-installed HD room was $460 during 2007 and the average investment per newly-installed standard digital room was $357 for 2007. The increase in the average investment per newly installed or converted room was primarily attributable to the decrease in average room size and the installation of HD systems in 46,936 rooms during 2007 versus 16,599 during 2006.

LodgeNet Q4 2007 Earnings 4

RESULTS FROM OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2007 VERSUS
THREE MONTHS ENDED DECEMBER 31, 2006
     Total revenue for the fourth quarter of 2007 was $132.8 million, an increase of $63.1 million or 90.6%, compared to the fourth quarter of 2006. The growth was primarily driven by the acquisition of On Command and StayOnline, which contributed $59.8 million to revenue.
     Guest Pay revenue, which includes guest entertainment purchases, revenue from hotels for services such as free-to-guest television channels and broadband Internet connectivity increased $54.1 million or 81.7% to $120.3 million. On a per-room basis, monthly Guest Pay revenue was $21.61 compared to $21.99 for the fourth quarter of 2006. The change in per room revenue primarily resulted from the addition of the On Command room base, which during the quarter generated $0.19 of higher per-room movie revenue and $1.37 of lower per-room other revenue, primarily from cable programming, than the stand-alone LodgeNet room base.
     Consolidated movie revenue per room was $15.60 for the fourth quarter 2007 as compared to LodgeNet per room revenue of $16.39 in the prior year quarter. On a stand alone basis, the movie revenue per room from the LodgeNet and On Command room bases were $15.70 and $15.51, respectively, for the fourth quarter of 2007. Other Guest Pay revenue per room, which includes cable programming services, TV-on-Demand, games and music, and broadband Internet, was $6.01 in the fourth quarter of 2007 versus $5.60 in the prior year. Other Guest Pay revenue from the LodgeNet and On Command room bases were $6.62 and $5.25, respectively, for the fourth quarter of 2007.
     Other Revenue, which includes healthcare, advertising and media services (THN), broadband and interactive television system sales, increased to $12.5 million during fourth quarter of 2007 versus $3.4 million in the fourth quarter of 2006. The increase was a direct result of our business diversification initiatives.
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) increased $39.8 million to $71.8 million in the fourth quarter of 2007. Total direct costs were 54.1% of revenue for the fourth quarter of 2007 as compared to 46.0% in the fourth quarter of 2006. The increase of 810 basis points was driven by two primary components: 1) 390 basis points were associated with our acquired broadband Internet (HSIA) business, and 2) 330 basis points associated with lower margins related to the On Command cable programming business. The balance of the increase was from nominal increases to programming, commissions and other direct costs.
     As a result of the acquisitions, Guest Pay operations expenses increased to $14.9 million in the fourth quarter of 2007 as compared to $8.5 million in the fourth quarter of 2006. Guest Pay operations expenses included $918,000 of integration related costs. As a percentage of revenue, Guest Pay operations expenses were 11.2% this quarter as compared to 12.2% in the fourth quarter of 2006. Per average installed room, operations expenses decreased to $2.67 per room per month compared to $2.81 in the prior year quarter. Excluding integration expenses, Guest Pay operations expenses for the fourth quarter of 2007 were 10.5% of revenue and $2.51 per average installed room.
     Selling, general and administrative (SG&A) expenses increased as a result of the acquisitions from $7.9 million in the fourth quarter of 2006 to $15.7 million in the current quarter. Included within this quarter’s SG&A expenses were approximately $2.0 million of integration costs. As a percentage of revenue, SG&A expenses were 11.8% (10.3% excluding integration expenses) in the current quarter compared to 11.4% in the fourth quarter of 2006. SG&A expenses per average installed room were $2.82 ($2.45 excluding integration expenses) as compared to $2.63 in the fourth quarter of 2006.
     As a result of our accelerated integration activities, we incurred restructuring costs of $6.1 million during the fourth quarter of 2007. The restructuring expenses were related to employee severance costs for consolidation of administrative, sales, engineering, marketing, programming and technical operations departments, consolidation of warehouse and manufacturing facilities, and consolidation of our call center operations.
     Depreciation and amortization expenses were $32.6 million in the fourth quarter of 2007. The depreciation and amortization expenses included $14.5 million of depreciation related to On Command and $2.7 million of expense related to the amortization of acquired intangibles for the acquisition of StayOnline and On Command. As a percentage of revenue, depreciation and amortization expenses were 24.5% in the fourth quarter of 2007 as compared to 23.6% in the fourth quarter of 2006. Excluding the amortization of acquired intangibles, depreciation and amortization was 22.5% of revenue during the quarter.

LodgeNet Q4 2007 Earnings 5

     Interest expense was $11.4 million in the current quarter versus $6.2 million in the fourth quarter of 2006. The increase resulted from the change in outstanding long-term debt, which increased as a result of the On Command acquisition to $ 621.9 million during the fourth quarter of 2007 from $268.1 million in the fourth quarter of 2006. The annualized interest rate decreased to 7.3% for the fourth quarter of 2007 versus 9.2% for the fourth quarter 2006.
     As a result of factors previously described, Adjusted Operating Cash Flow, a non-GAAP measure, which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, restructuring and integration expenses, and the effects of Hurricane Katrina insurance recoveries and equipment impairment was $33.8 million this quarter compared to $22.0 million for the fourth quarter of 2006 or an increase of $11.8 million.
     Net loss was $(19.7) million for the fourth quarter of 2007 compared to a net loss of $(122,000) in the prior year quarter. Net loss per share for the fourth quarter of 2007 was $(0.87) compared to net loss per share of $(0.01) per share in the fourth quarter of 2006. The net loss included $11.8 million of acquisition related costs for restructuring, integration, and acquired intangibles. Net loss excluding acquisition related items was $(7.9) million or $(0.35) per share.
     For the quarter, cash provided by operating activities was $16.5 million, which was reduced by $5.7 million of cash used for integration, restructuring, and acquisition related activities. Cash provided by operating activities, excluding cash used for acquisition refinancing, integration and restructuring related activities, was $22.2 million. Cash used for property and equipment additions, including growth related capital was $18.5 million. During the fourth quarter of 2006, cash provided by operating activities was $11.8 million while cash used for property and equipment additions, including growth-related capital, was $11.4 million.
     During the quarter, we installed 10,780 new digital and high definition (HD) rooms and converted 20,883 rooms to our digital and HD system as compared to 17,648 new digital rooms and 11,476 converted rooms during the fourth quarter of 2006. The average investment per newly-installed room was $458 during the fourth quarter of 2007, compared to $365 for the fourth quarter of 2006, while the average investment per converted room was $337 this quarter, compared to $267 in the fourth quarter of 2006. The average investment per newly-installed HD room was $503 during the fourth quarter of 2007 and the average investment per newly-installed standard digital room was $394 for fourth quarter of 2007. The increase in the average investment per newly installed room was primarily attributable to the decrease in average room size and the installation of HD systems in 6,059 new rooms along with the conversion of 6,127 rooms to HD in the fourth quarter of 2007 as compared to 4,784 new HD rooms and 5,264 converted rooms in the fourth quarter of 2006.
     For the year 2008, LodgeNet expects to report revenue in the range of $570.0 million to $585.0 million and Adjusted Operating Cash Flow* is expected to be in a range from $150.0 million to $160.0 million. Net loss is expected to be $(28.0) million to $(18.0) million or loss per share of $(1.22) to $(0.78). Adjusted Net Loss** is expected to be $(14.0) million to $(4.0) million or $(0.61) to $(0.17) per share. Capital investment for 2008 is expected to be in a range from $78.0 million to $83.0 million. Free Cash Flow*** is expected to be in a range of $17.0 million to $27.0 million and Adjusted Net Free Cash Flow**** is expected to be $25.0 million to $35.0 million.

*	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation and restructuring and integration expenses.

**	Adjusted Net Income (Loss) excludes amortization of purchased intangibles, debt refinancing charges and restructuring and integration expenses.

***	Net Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities, including growth related capital.

****	Adjusted Net Free Cash Flow, a non-GAAP measure, is defined as net free cash flow, as defined above, and further excludes cash used for restructuring and integration activities.
     The Company will also host a teleconference to discuss its results February 20, 2008 at 5:00 P.M. Eastern Time. A live webcast of the teleconference will also be available via InterCall at http://audioevent.mshow.com/342049/. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s company website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call.

LodgeNet Q4 2007 Earnings 6

Special Note Regarding the Use of Non-GAAP Financial Information
     To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted operating cash flow, adjusted net Income (loss), net free cash flow, and adjusted net free cash flow, which are non-GAAP measures that are derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP.
     Adjusted operating cash flow is a non-GAAP measure which we define as operating income exclusive of depreciation, amortization, share-based compensation and restructuring and integration expenses. Adjusted net income (loss) is a non-GAAP measure which we define as net income (loss) exclusive of amortization of purchased intangibles, debt refinancing, restructuring charges and integration expenses. We define net free cash flow, a non-GAAP measure, as cash provided by operating activities less cash used for certain investing activities and excluding consideration paid for acquisitions. Adjusted net free cash flow, a non-GAAP measure, is defined as net free cash flow, as defined above, and further excludes the effect of cash consideration paid for acquisitions, debt tender, and integration and restructuring activities. These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance. We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring or integration, interest payments on our debt, taxes and capital expenditures. Our method of computing these measures may not be comparable to other similarly titled measures of other companies.
About LodgeNet Interactive
LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves more than 1.9 million hotel rooms representing 9,300 hotel properties worldwide in addition to healthcare facilities throughout the United States. The company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements”. When used in this press release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to estimated revenue, adjusted operating cash flow, free cash flow and each of the components thereof, as well as information regarding the number of new and converted rooms are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed herein, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, which can be particularly affected by international crisis, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming costs, availability, timeliness, and quality; technological developments by competitors; developmental costs, difficulties, and delays; relationships with clients and property owners; the availability of capital to finance growth, the impact of government regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. With respect to any acquisition, we are subject to risks that integration costs will exceed expectations, that synergies we anticipate will not be realized, or will take longer than anticipated to realize, that our management and management systems will encounter difficulties in dealing with a bigger, more diversified enterprise, and that the financial results we expect from the acquisition will not be realized. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q4 2007 Earnings 7
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$25,569	$22,795
Restricted cash	—	1,006
Accounts receivable, net	73,580	32,959
Other current assets	11,359	10,728

Total current assets	110,508	67,488

Property and equipment, net	323,963	185,770
Debt issuance costs, net	11,374	5,704
Intangible assets, net	126,530	690
Goodwill	111,293	—
Other assets	10,155	3,557

Total assets	$693,823	$263,209

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$50,559	$19,165
Current maturities of long-term debt	7,398	2,536
Accrued expenses	30,118	18,193
Deferred revenue	14,354	8,076

Total current liabilities	102,429	47,970

Long-term debt	617,196	267,633
Other long-term liabilities	22,440	5,728

Total liabilities	742,065	321,331

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.01 par value, 50,000,000 shares authorized; 22,969,775 and 19,084,734 shares outstanding at December 31, 2007 and December 31, 2006, respectively	230	191
Treasury stock, at cost: 2007 - 60,000 shares; 2006 - 0 shares	(1,075)	—
Additional paid-in capital	330,405	242,383
Accumulated deficit	(367,638)	(302,466)
Accumulated other comprehensive (loss) income	(10,164)	1,770

Total stockholders’ deficiency	(48,242)	(58,122)

Total liabilities and stockholders’ deficiency	$693,823	$263,209

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q4 2007 Earnings 8
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Years Ended December 31,
	2007	2006	2005
Revenues:
Guest Pay	$446,235	$277,433	$267,754
Other	39,353	10,780	8,017

Total revenues	485,588	288,213	275,771

Direct Costs and Operating Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Guest Pay	226,882	126,635	119,180
Other	26,281	5,318	4,048
Operating expenses:
Guest Pay operations	54,114	35,223	35,117
Selling, general and administrative	55,878	28,999	25,379
Depreciation and amortization	116,378	66,311	69,862
Restructuring expense	11,158	—	—
Other operating expense (income), net	(866)	(1,205)	(508)

Total direct costs and operating expenses	489,825	261,281	253,078

(Loss) income from operations	(4,237)	26,932	22,693

Other Income and Expenses:
Interest expense	(40,950)	(25,730)	(29,351)
Loss on early retirement of debt	(22,195)	(227)	(272)
Minority interest in income of subsidiary	165	—	—
Other income	1,362	1,165	421

(Loss) income before income taxes	(65,855)	2,140	(6,509)
Provision for income taxes	683	(299)	(450)

Net (loss) income	$(65,172)	$1,841	$(6,959)

Net (loss) income per common share (basic)	$(3.00)	$0.10	$(0.39)

Net (loss) income per common share (diluted)	$(3.00)	$0.10	$(0.39)

Weighted average shares outstanding (basic)	21,758,066	18,332,824	17,923,297

Weighted average shares outstanding (diluted)	21,758,066	18,840,917	17,923,297

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q4 2007 Earnings 9
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Years Ended December 31,
	2007	2006	2005
Operating activities:
Net (loss) income	$(65,172)	$1,841	$(6,959)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	116,378	66,311	69,862
Investment gain	—	(238)	—
Loss on early retirement of debt	3,583	227	272
Share-based compensation	1,737	1,677	288
Gain due to insurance proceeds	—	(817)	(788)
Non-cash other operating expense	—	—	280
Non-cash restructuring expenses	403	—	—
Other	(215)	526	388
Change in operating assets and liabilities:
Accounts receivable	(7,861)	(3,332)	(1,542)
Other current assets	(2,496)	(2,070)	(855)
Accounts payable	6,052	3,126	(786)
Accrued expenses and deferred revenue	8,332	7,795	3,262
Other	(1,872)	(2,745)	863

Net cash provided by operating activities	58,869	72,301	64,285

Investing activities:
Property and equipment additions	(79,097)	(48,268)	(51,855)
Insurance proceeds related to property damage	—	291	400
Acquisition of On Command Corporation, net of cash acquired	(335,517)	(1,691)	—
Acquisition of StayOnline, Inc.	(14,311)	(1,174)	—
Acquisition of THN (20% minority interest)	(5,000)	—	—
Other investing activities	651	238	—

Net cash used for investing activities	(433,274)	(50,604)	(51,455)

Financing activities:
Proceeds from long-term debt	625,000	—	—
Repayment of long-term debt	(271,241)	(21,500)	(20,500)
Proceeds from lease transaction	—	—	1,022
Payment of capital lease obligations	(1,712)	(1,380)	(1,421)
Debt issuance costs	(12,738)	—	—
Contribution from minority interest holder to subsidiary	300	—	—
Purchase of treasury stock	(1,075)	—	—
Proceeds from issuance of common stock, net of offering costs	23,290	—	—
Exercise of stock options	17,120	4,179	4,613
Change in other long-term liability	(2,225)	(930)	(846)

Net cash provided by (used for) financing activities	376,719	(19,631)	(17,132)

Effect of exchange rates on cash	460	(13)	49

Increase (decrease) in cash and cash equivalents	2,774	2,053	(4,253)

Cash and cash equivalents at beginning of period	22,795	20,742	24,995

Cash and cash equivalents at end of period	$25,569	$22,795	$20,742

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q4 2007 Earnings 10
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended
	December 31,
	2007	2006
Revenues:
Guest Pay	$120,301	$66,215
Other	12,457	3,424

Total revenues	132,758	69,639

Direct Costs and Operating Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Guest Pay	63,659	30,196
Other	8,167	1,846
Operating expenses:
Guest Pay operations	14,878	8,471
Selling, general and administrative	15,678	7,910
Depreciation and amortization	32,562	16,429
Restructuring	6,105	—
Other operating expense (income), net	(92)	(1,007)

Total direct costs and operating expenses	140,957	63,845

(Loss) income from operations	(8,199)	5,794

Other Income and Expenses:
Interest expense	(11,423)	(6,247)
Loss on early retirement of debt	—	(46)
Other income	73	371

(Loss) income before income taxes	(19,549)	(128)
Provision for income taxes	(153)	6

Net (loss) income	$(19,702)	$(122)

Net (loss) income per common share (basic and diluted)	$(0.87)	$(0.01)

Weighted average shares outstanding (basic and diluted)	22,769,354	18,580,506

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q4 2007 Earnings 11
LodgeNet Interactive Corporation and Subsidiaries

	4th Qtr '07	3rd Qtr ‘07	2nd Qtr ‘07	1st Qtr '07 (6)	4th Qtr '06 (6)
Room Base Statistics
Total Rooms Served (1)	1,962,090	1,954,116	1,943,183	1,136,411	1,052,025
Total Guest Pay Interactive Rooms (2)	1,860,720	1,852,124	1,844,451	1,010,975	1,004,937
Total HD Rooms (3)	84,327	63,502	48,348	37,343	23,502
Percent of Total GP Interactive Rooms	4.5%	3.4%	2.6%	3.7%	2.3%
Total Cable Programming (FTG) Rooms (4)	1,068,256	1,059,440	1,044,352	546,516	535,777
Percent of Total GP Interactive Rooms	57.4%	57.2%	56.6%	54.1%	53.3%
Total Broadband Internet Rooms (5)	218,619	215,581	209,145	178,430	37,686
Percent of Total Rooms Served	11.1%	11.0%	10.8%	15.7%	3.6%

Guest Pay Per Room Statistics (per month)

Movie Revenue	$15.60	$17.43	$16.70	$17.13	$16.39
Other Interactive Service Revenue	6.01	6.27	5.82	6.27	5.60

Total Guest Pay Revenue Per Room	$21.61	$23.70	$22.52	$23.40	$21.99
LNET Guest Pay Revenue Per Room (6)	$22.13	$24.84	$23.62	$23.40	$21.99

Summary Operating Results
(Dollar amounts in thousands)

Total Revenue	$132,758	$142,609	$134,938	$75,285	$69,639
Adjusted Operating Cash Flow (6) (7)	$33,838	$37,865	$36,253	$22,712	$21,986
Operating (Loss) Income	$(8,199)	$(1,428)	$(726)	$6,117	$5,794
Write-off Debt Issuance Costs	$—	$(25)	$(22,170)	$—	$46
Net (Loss) Income	$(19,702)	$(11,411)	$(34,031)	$(28)	$(122)

Cash Provided by (used for) Operating Activities	$16,456	$28,298	$(3,912)	$18,027	$11,781
Cash Used for Investing Activities	$(18,646)	$(26,819)	$(357,043)	$(30,766)	$(13,564)

Net Free Cash Flow (as defined) (8)	$(2,190)	$1,479	$(360,955)	$(12,739)	$(1,783)
Adjusted Net Free Cash Flow (as defined) (9)	$3,701	$10,984	$(1,838)	$2,371	$629

Reconciliation of Adjusted Operating Cash Flow to Operating Income
(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$33,838	$37,865	$36,253	$22,712	$21,986
Depreciation and Amortization	(29,843)	(31,020)	(31,016)	(15,958)	(16,429)
Amortization of Acquired Intangibles	(2,719)	(3,110)	(2,583)	(131)	—
Share Based Compensation	(442)	(443)	(587)	(265)	(380)
Restructuring Expense	(6,105)	(2,296)	(2,515)	(241)	—
Integration Expense	(2,928)	(2,424)	(278)	—	—
Hurricane Katrina Impact	—	—	—	—	617

Operating (Loss) Income	$(8,199)	$(1,428)	$(726)	$6,117	$5,794

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services.

[3]	HD rooms are equipped with high-definition capabilities.

[4]	Cable programming (FTG) rooms receiving basic or premium television programming.

[5]	Represents rooms receiving high-speed Internet service included in total rooms served.

[6]	Exclusive of On Command for first quarter of 2007 and fourth quarter of 2006.

[7]	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating (Loss) Income exclusive of depreciation, amortization, share-based compensation, restructuring and integration expenses and for the fourth quarter of 2006, the impact from Hurricane Katrina insurance recoveries and equipment impairment.

[8]	Net Free Cash Flow, a non-GAAP measure, is defined by the company as cash provided by operating activities less cash used for investing activities, including growth related capital.

[9]	Adjusted Net Free Cash Flow is a non-GAAP measure which we defined as net free cash flow, as defined above, and further excludes the effect of one-time cash used for restructuring and integration expenses and cash consideration paid for acquisitions and debt tender.